Exhibit 99.1

               Possis Medical, Inc. Reports Third-Quarter Results


    MINNEAPOLIS--(BUSINESS WIRE)--May 24, 2006--Possis Medical, Inc. (NASDAQ:POSS), today reported sales of $15.2 million for the fiscal third quarter ended April 30, 2006, up slightly from $15.1 million in the year-ago period, and $15.1 million sequentially in the fiscal 2006 second quarter.
    The Company's third-quarter net loss, on a generally accepted accounting principles (GAAP) basis, was $278,000, or $0.02 per diluted share. This includes stock-based compensation expense of $820,000, net of tax, or $0.05 per diluted share, due to the implementation of SFAS 123(R). Net income prior to fiscal 2006 did not include stock-based compensation expense. Including the pro forma stock-based compensation expense previously disclosed, net income for the third quarter of fiscal 2005 would have been $345,000, or $0.02 per diluted share.
    Non-GAAP (pro forma) net income, adjusted to eliminate the effect of stock-based compensation expense, for the fiscal 2006 third quarter was $542,000, or $0.03 per diluted share. This compares with non-GAAP net income of $1.0 million, or $0.06 per diluted share, in the third quarter of fiscal 2005, and $1.1 million, or $0.06 per diluted share, sequentially in the second quarter of fiscal 2006. Please refer to the non-GAAP "Consolidated Statements of Income and Comprehensive Income" on page 7 as well as the table on page 6 reconciling net income per diluted share on a GAAP basis to net income per share on a non-GAAP basis.
    Possis Medical's fiscal 2006 third-quarter revenue and GAAP net loss were slightly below its previously issued expectations.
    "While we are obviously disappointed with not achieving our sales goals, we invested important time and effort in the quarter to hire and train new field employees. Some departures led to sales execution issues during the period, and we are now encouraged that our team is fully staffed and trained, and that we are experiencing more typical turnover levels," said Robert G. Dutcher, CEO of Possis Medical. "In addition, our new product pipeline is full, we have a number of important clinical studies and initiatives underway, and favorable new clinical results are emerging that validate the importance of our AngioJet(R) Thrombectomy System in the treatment of coronary blood clots (thrombus). We feel that in the coming quarters, we will gain significant traction in further positioning Possis Medical for long-term growth."
    For the nine-month period ended April 30, 2006, sales totaled $45.8 million, versus $48.8 million in the year-ago period. On a GAAP basis, net income for the nine months was $330,000, or $0.02 per diluted share, including stock-based compensation expense of $2.3 million, net of tax, or $0.13 per diluted share, due to the implementation of SFAS 123(R). Non-GAAP (pro forma) net income totaled $2.6 million, or $0.15 per diluted share, compared to $4.9 million, or $0.26 per diluted share, for fiscal 2005.
    Dutcher said that the Company directed more effort toward selling AngioJet System drive units during the quarter, and as a result, sold 50 units in the fiscal 2006 third quarter, up sequentially from 30 drive units in the fiscal 2006 second quarter and 50 drive units in the third quarter of fiscal 2005. The sequential increase in drive-unit sales primarily fueled the sequential increase in quarterly revenue. Total U.S. drive units in the field, which contributes to catheter sales, increased to 1,645 from 1,600 units at the end of the fiscal 2006 second quarter. "We are pleased to see that drive unit sales were strong in the quarter. Interventional labs continue to recognize that the AngioJet System is the standard of care for the treatment of patients with dangerous blood clots," said Dutcher.
    The Company's gross profit margin was 71.1 percent in the third quarter, versus 72.5 percent in the year-ago third quarter. The decrease was primarily due to an unfavorable sales mix combined with the impact of lower production volumes. Average selling prices remained firm across the Company's product lines.
    Selling, general and administrative expenses (SG&A) increased by $1.6 million from the same period last year, to $8.4 million in the three months ended April 30, 2006, primarily due to SFAS 123(R) stock-based compensation charges combined with sales training and convention spending in the current period.
    Fiscal 2006 third-quarter research and development (R&D) spending increased by $280,000, from the prior-year period, to $2.9 million primarily due to spending associated with the Company's temporary occlusion guidewire project combined with stock-based compensation expenses.
    The Company reported that at April 30, 2006, cash and cash equivalents had increased slightly to $45.8 million, from $45.7 million at January 31, 2006. Through the first three quarters of fiscal year 2006, the Company has repurchased approximately $2.6 million of its common shares. There were no share repurchases in the third quarter.
    "Possis Medical has the solid financial base and commitment to R&D that are necessary for growth," said Dutcher. "We are focused on expanding our existing mechanical thrombectomy markets, as well as investing in products and supportive clinical science that will help us grow in new mechanical thrombectomy markets, such as using AngioJet to treat deep vein thrombosis (DVT), pulmonary embolism (PE), and ischemic cerebrovascular disease. In addition, we will invest in internal and external opportunities to expand our product catalog to provide more endovascular treatment options to better leverage our direct U.S. sales force, manufacturing and product development strengths."

    Product Introduction and Development Update

    SafeSeal(TM) Hemostasis Patch

    Possis Medical recently announced that it has secured exclusive U.S. distribution rights to the SafeSeal(TM) Hemostasis Patch, a topical wound dressing that decreases the time needed to control bleeding from the puncture made into a blood vessel to perform an endovascular procedure. The SafeSeal Patch specifically targets the more than 7 million diagnostic and therapeutic procedures performed annually in the U.S. for coronary and peripheral applications. SafeSeal, developed and manufactured by Minneapolis-based Medafor, Inc., will be marketed in the U.S. to interventional catheterization labs, physicians and staff by the Possis Medical sales team.
    Since 1997, Possis has become the leading provider of mechanical thrombectomy products by marketing its AngioJet System through a direct sales force, developing a U.S. customer base of more than 1,500 interventional catheterization labs. Recently, the Company has increased efforts to leverage its customer base and sales force by expanding its catalog of endovascular products beyond the AngioJet System. According to Dutcher, the same customers Possis currently serves with its AngioJet System can benefit from a broader catalog of unique products such as the new hemostasis patch. The SafeSeal Patch enters a U.S. market that the Company estimates to be $45 million today and growing to $100 million by 2009.

    Spiroflex(TM) Catheter Family

    In early 2006, the Possis Spiroflex(TM) rapid exchange catheter was fully launched into the market. The most flexible and maneuverable AngioJet catheter, the Spiroflex is designed for thrombectomy in coronary arteries and other small and tortuous vessels. Spiroflex currently carries a peripheral arterial indication and a submission is pending at the FDA to add the Spiroflex to models that have a coronary claim. The Company also is working to rapidly complete development of a sister model, a 4.5 French Spiroflex rapid exchange version of its current XVG over-the-wire catheter, designed for larger coronary vessels and saphenous vein grafts.

    AngioJet Ultra Console

    The Company's PMA submission for its next-generation AngioJet Ultra Console continues in active review at the FDA. The Company received UL approval during the quarter. Said Dutcher, "A private screening of our new Ultra Console at the American College of Cardiology (ACC) conference received very favorable feedback from a panel of key physician opinion leaders. This is consistent with feedback we've been receiving at other private screenings. We are actively working to conclude our review with the FDA and are planning a market evaluation, followed by a full market launch in fiscal 2007. We are confident that the improved ease-of-use and increased capabilities of the Ultra Console will prove to be a key platform for increasing catheter use per drive unit, which will generate long-term growth for the AngioJet business."

    GuardDOG(R) Occlusion System

    Possis is nearing completion of development efforts for its new GuardDOG temporary occlusion guidewire. GuardDOG is a specially-designed family of guidewires featuring a soft, compliant balloon at the distal tip. By inflating the balloon, the operator can temporarily and selectively occlude blood flow during interventional treatment. Possis is developing both .014" and .035" diameter GuardDOG occlusion guidewires, with balloons in a range of sizes. The Company expects to submit a 510(k) to the FDA in its fiscal fourth quarter, and hopes for initial clinical use as early as the end of the summer.

    Tru-Seal(R)

    Possis recently completed an initial market evaluation of its Tru-Seal hub on its over-the-wire XMI and XVG catheter models, completing the Company's transition to this patented design on all of its over-the-wire models.
    Said Dutcher, "The Tru-Seal provides a quick and easy method for loading and unloading catheters over the guidewire, and for better managing the guidewire during treatment, something our customers greatly appreciate."

    New Clinical Science

    The Company continues to make significant progress on important clinical science activities focused on strengthening support for the AngioJet System in its core markets and also supporting use in new markets, including DVT and PE. Key events impacting the coronary franchise and DVT markets are highlighted below:

    EuroPCR Medical Conference

    The Company recently announced that an important new analysis of coronary AngioJet clinical experience was presented at the EuroPCR medical conference in Paris in mid-May. When large blood clots (thrombus) are removed from the coronary arteries of heart attack patients using AngioJet thrombectomy prior to placement of drug-eluting stents(DES), patient outcomes are improved, according to findings presented to EuroPCR attendees by Dr. Georgios Sianos, M.D., interventional cardiologist at the world-renowned Thoraxcentre at Erasmus University in Rotterdam, The Netherlands.
    In heart attack patients with large thrombus, those who were stented with a DES after first removing the thrombus with AngioJet treatment had no occurrence of in-stent thrombosis out to two years. However, large-thrombus patients who were stented with a DES without prior thrombectomy had an 8.2 percent occurrence in the same follow-up period. Stent thrombosis (thrombotic blockage inside the stent) is a serious and potentially fatal complication that requires immediate treatment.
    Dr. Sianos concluded, "Thrombus removal is highly advised in patients with AMI and large thrombus burden before DES implantation." These results are expected to reach the medical literature soon.

    Real-world Coronary Patient Registries

    Possis also continues efforts to share with physicians the favorable results of large, real-world coronary patient registries of AngioJet thrombectomy.
    As was announced earlier, in the February issue of Catheterization and Cardiovascular Interventions, Dr. Ray Matthews and his colleagues at Good Samaritan Hospital and the UCLA Medical Center in Los Angeles analyzed the results of more than 200 high-risk heart attack patients. In this patient subset, 21 percent of patients received AngioJet treatment as part of the rescue percutaneous catheter-based intervention (PCI). The authors concluded in part: "This observational, consecutive, real-world study of contemporary rescue PCI for failed thrombolysis shows a high use of coronary stents, Rheolytic(AngioJet) thrombectomy, glycoprotein IIbIIIa inhibitors, and intraortic balloon pump placement. Angiographic and clinical success was high with low bleeding complications and low in-hospital mortality
.. . .".
    In addition, a very important roundtable discussion of extensive clinical experience by leading interventional cardiologists, including Dr. Matthews and Dr. Sianos, was held during the ACC meeting in Atlanta in March. Said Dutcher, "Importantly, the panel noted that the unfavorable difference in mortality in the AiMI study was due to the unexpectedly low mortality in the control arm. The panel concluded that AngioJet thrombectomy in heart attack patients with large thrombus is safe and may improve procedural and clinical outcomes in this high-risk patient subset. Proceedings from the panel meeting are scheduled to be published as a supplement to the July issue of the Journal of Invasive Cardiology. Like the findings recently presented at the EuroPCR meeting in Paris, we expect that work like this will be significant in our efforts to help our customers better understand the clinical value AngioJet brings to the treatment of coronary thrombus in both acute and sub-acute settings."

    JETSTENT

    Possis' JETSTENT clinical trial continues to accelerate, with more than 80 patients now randomized across four active sites. In JETSTENT, up to 10 sites will randomize 500 heart attack patients to either AngioJet plus stenting, or stenting alone.
    Said Dutcher, "Enrollment in our JETSTENT clinical trial continues to gain momentum, and we are confident that it will address questions raised by the results of the AiMI study announced in 2004."

    APEX-D

    Beyond its current mechanical thrombectomy markets, Possis has submitted an IDE (Investigational Device Exemption) to the FDA for permission to sponsor a clinical trial using the AngioJet System to treat DVT. The study is called APEX-D, which stands for "AngioJet Power Pulse Delivery of Thrombolytic Agent Followed by Rheolytic Thrombectomy to Expedite Thrombus Removal in Symptomatic Deep Venous Thrombus." This Company's proposal is now in active discussions with the FDA.

    Business Outlook

    Looking ahead, Possis Medical expects to gain traction and return to growth in the fourth quarter of fiscal 2006. The Company anticipates fourth-quarter net sales of $16 million to $17 million and non-GAAP pro-forma net income, as adjusted to eliminate SFAS 123(R) for stock-compensation expense, in the range of $0.05 to $0.08 per diluted share. GAAP net income, which includes SFAS 123(R), stock based compensation expense, is expected to range between breakeven and $0.03 per diluted share.
    For the current fiscal year ending July 31, 2006, the Company expects net sales of $62 million to 63 million, with gross margins in the low- to mid-70s, as a percent of sales. Non-GAAP (pro forma) net income, as adjusted to eliminate SFAS 123(R) for stock-compensation expense, is estimated to be in the range of $0.20 to $0.23 per diluted share. On a GAAP basis, including the impact of SFAS 123(R) stock-based compensation expense, the Company expects net income per diluted share to be in the range of $0.02 to $0.05 for the full fiscal year compared to $0.16 per share for fiscal 2005 (adjusted to include stock-based compensation expense).
    For the 2007 fiscal year, Possis' preliminary guidance anticipates sales in the range of $70 million to $76 million, with gross margins in the low-to-mid 70's, as a percent of sales. Preliminary estimates of non-GAAP (pro-forma) net income per diluted share for fiscal 2007 are in the range of $0.34 - to $0.48 per share. GAAP net income per diluted share, which includes the impact of SFAS 123(R) stock-based compensation expense, is expected to be in the range of $0.17 - to $0.31 per share.
    "We are confident that our heavy investments in new clinical science and products will enable us to return to double digit growth in fiscal 2007," concluded Dutcher.
    The Company will host a conference call on Wednesday, May 24, 2006, at 9:30 am Central Time. Bob Dutcher, Chairman & CEO, and Jules Fisher, CFO, will discuss the third-quarter operating results and the remainder of fiscal 2006.
    To join the conference call, dial 888-889-7567 (international - 1-517-645-6377) by 9:25 am (CT), and give the password "Conference" and leader "Mr. Bob Dutcher."
    A webcast of the conference call can be accessed at www.possis.com under the Investors tab. The webcast can also be accessed at www.earnings.com for individual investors. Institutional investors can access the webcast through a password-protected site at www.streetevents.com. An archived webcast will be available for 30 days.
    A replay of the conference call will be available from noon CT on Wednesday, May 24 through Friday, May 26 at 11:59 pm CT. Dial toll-free 1-800-835-4112 (toll 1-203-369-3829).
    Possis Medical, Inc. develops manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The AngioJet(R) Rheolytic(TM) Thrombectomy System is marketed in the United States for blood clot removal from native coronary arteries, leg arteries, coronary bypass grafts and AV dialysis access grafts.
    A number of statements in this press release, including particularly those made under the caption "Business Outlook", constitute "forward-looking statements" within the meaning of Federal Securities Laws. Some of these statements relate to estimated future revenue, gross margins, expenses and earnings per share, regulatory approvals, new product introductions, clinical initiatives, and the continuing impact from the results of the AiMI trial. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements, such as:

    -- the effectiveness of our sales and marketing efforts in re-establishing coronary product usage,

    -- our ability to effectively manage new product development timelines,

    -- our ability to generate clinical registry data that supports growing use of the AngioJet in coronary applications.

    A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in the Company's Form 10-K for the year ended July 31, 2005, filed with the Securities and Exchange Commission.
    This release includes non-GAAP (pro forma) net income, non-GAAP (pro forma) net income per share data, and non-GAAP (pro forma) key business indicators, and other non-GAAP line items from the Consolidated Statements of Income and Comprehensive Income, including cost of medical products, operating expenses (including selling, general and administrative, and research and development), and provision for income taxes. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP (pro forma) measures used by other companies. Possis believes that the presentation of non-GAAP (pro forma) net income, non-GAAP (pro forma) net income per share data, non-GAAP (pro-forma) key business indicators and other non-GAAP line items from the Consolidated Statements of Income and Comprehensive Income, when shown in conjunction with the corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Possis further believes that where the adjustments used in calculating non-GAAP (pro forma) net income and non-GAAP (pro forma) net income per share are based on specific identified charges that impact different line items in the statements of income (including cost of medical products, selling, general and administrative and research and development expense), that it is useful to investors to know how these specific line items in the statements of income are affected by these adjustments. In particular, as Possis begins to apply SFAS 123(R), it believes that it is useful to investors to understand how the expenses associated with the application of SFAS 123(R) are reflected on its Consolidated Statements of Income and Comprehensive Income.




                 POSSIS MEDICAL, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
      FOR THE THREE AND NINE MONTHS ENDED APRIL 30, 2006 AND 2005
                              (UNAUDITED)


                      Three Months Ended         Nine Months Ended
                   ------------------------- -------------------------
                    April 30,    April 30,    April 30,    April 30,
                       2006         2005         2006         2005
                   ------------ ------------ ------------ ------------
Product sales......$15,224,827  $15,101,977  $45,829,609  $48,772,849

Cost of sales and
 other expenses:
 Cost of medical
  products.........  4,399,791    4,155,261   12,532,922   12,743,018
 Selling, general
  and
  administrative...  8,409,593    6,858,222   24,314,577   21,126,743
 Research and
  development......  2,869,967    2,589,657    8,577,064    7,631,492
                   ------------ ------------ ------------ ------------
     Cost of sales
      and other
      expenses..... 15,679,351   13,603,140   45,424,563   41,501,253
                   ------------ ------------ ------------ ------------

Operating (loss)
 income............   (454,524)   1,498,837      405,046    7,271,596
  Interest income..    464,966      320,095    1,296,048      913,228
  Loss on sale of
   securities......   (110,839)    (121,105)    (136,326)    (101,074)
                   ------------ ------------ ------------ ------------

(Loss) income
 before income
 taxes.............   (100,397)   1,697,827    1,564,768    8,083,750
Provision for
 income taxes......    177,211      682,000    1,235,211    3,205,886
                   ------------ ------------ ------------ ------------

Net (loss) income..   (277,608)   1,015,827      329,557    4,877,864

Other comprehensive
 (loss) income, net
 of tax:
Unrealized (loss)
 gain on securities    (18,000)       9,000      (98,000)       4,000
                   ------------ ------------ ------------ ------------
Comprehensive
 (loss) income.....  $(295,608)  $1,024,827     $231,557   $4,881,864
                   ============ ============ ============ ============

Weighted average
 number of common
 shares
 outstanding:
  Basic............ 17,166,955   17,405,676   17,237,723   17,722,145
  Diluted.......... 17,166,955   17,871,140   17,700,222   18,470,555

Net (loss) income
 per common share:
  Basic............     $(0.02)       $0.06        $0.02        $0.28
                   ============ ============ ============ ============
  Diluted..........     $(0.02)       $0.06        $0.02        $0.26
                   ============ ============ ============ ============

Note: Net income for the three and nine months ended April 30, 2006 includes stock-based compensation expense of $820,000 and $2,252,000, net of tax, due to the implementation of SFAS 123(R).

Net income for the three and nine months ended April 30, 2005 did not include stock-based compensation expense under SFAS 123(R). The table below reflects net income and diluted net income per share for the three and nine months ended April 30, 2006 compared with the three and nine months ended April 30, 2005 including the pro forma stock-based compensation expense as follows:

                            Three Months Ended     Nine Months Ended
                          ---------------------- ---------------------
                           April 30,  April 30,  April 30,  April 30,
                             2006       2005       2006        2005
                          ---------- ----------- --------- -----------
Net income - as reported.            $1,015,827            $4,877,864
Stock-based compensation
 expense, net of tax - as
 reported.                             (671,000)           (1,959,000)
                          ---------- ----------- --------- -----------
Net (loss) income,
 including the effect of
 stock-based compensation
 expense.                 $(277,608)   $344,827  $329,557  $2,918,864
                          ========== =========== ========= ===========
Diluted net income per
 share - as reported.                     $0.06                 $0.26
Stock-based compensation
 expense, net of tax, as
 reported.                                (0.04)                (0.10)
                          ---------- ----------- --------- -----------
Diluted net (loss) income
 per share, including the
 effect of stock-based
 compensation expense.       $(0.02)      $0.02     $0.02       $0.16
                          ========== =========== ========= ===========



                 POSSIS MEDICAL, INC. AND SUBSIDIARIES
            NON-GAAP (PRO-FORMA) CONSOLIDATED STATEMENTS OF
                    INCOME AND COMPREHENSIVE INCOME
                              (UNAUDITED)

                      Three Months Ended         Nine Months Ended
                   ------------------------- -------------------------
                    April 30,    April 30,    April 30,    April 30,
                       2006         2005         2006         2005
                   ------------ ------------ ------------ ------------
Product sales......$15,224,827  $15,101,977  $45,829,609  $48,772,849

Cost of sales and
 other expenses:
 Cost of medical
  products.........  4,285,791    4,155,261   12,211,922   12,743,018
 Selling, general
  and
  administrative...  7,744,593    6,858,222   22,615,577   21,126,743
 Research and
  development......  2,672,967    2,589,657    7,995,064    7,631,492
                   ------------ ------------ ------------ ------------
     Cost of sales
      and other
      expenses..... 14,703,351   13,603,140   42,822,563   41,501,253
                   ------------ ------------ ------------ ------------

Operating income...    521,476    1,498,837    3,007,046    7,271,596
  Interest income..    464,966      320,095    1,296,048      913,228
  Loss on sale of
   securities......   (110,839)    (121,105)    (136,326)    (101,074)
                   ------------ ------------ ------------ ------------

Income before
 income taxes......    875,603    1,697,827    4,166,768    8,083,750
Provision for
 income taxes......    333,211      682,000    1,585,211    3,205,886
                   ------------ ------------ ------------ ------------

Net income.........    542,392    1,015,827    2,581,557    4,877,864

Other comprehensive
 income, net of
 tax:
Unrealized (loss)
 gain on securities    (18,000)       9,000      (98,000)       4,000
                   ------------ ------------ ------------ ------------
Comprehensive
 income............   $524,392   $1,024,827   $2,483,557   $4,881,864
                   ============ ============ ============ ============

Weighted average
 number of common
 shares
 outstanding:
  Basic............ 17,166,955   17,405,676   17,237,723   17,722,145
  Diluted.......... 17,547,813   17,871,140   17,700,222   18,470,555

Net income per
 common share:
  Basic............      $0.03        $0.06        $0.15        $0.28
                   ============ ============ ============ ============
  Diluted..........      $0.03        $0.06        $0.15        $0.26
                   ============ ============ ============ ============

Note: The impact of SFAS 123(R) is excluded from the three and nine months ending April 30, 2006; the three and nine months ending April 30, 2005, is shown as reported.





                 POSSIS MEDICAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                              (UNAUDITED)


                                               April 30,    July 31,
ASSETS                                           2006         2005
                                             ------------ ------------

CURRENT ASSETS:
 Cash and cash equivalents................... $4,713,974   $5,257,244
 Marketable securities....................... 41,036,630   39,169,811
 Trade receivables (less allowance for
  doubtful accounts and returns of $572,000
  and $669,000, respectively)................  8,437,764    8,274,839
 Inventories.................................  5,617,599    5,830,204
 Prepaid expenses and other assets...........  1,138,039    1,158,214
 Deferred tax asset..........................  1,042,000    1,042,000
                                             ------------ ------------
    Total current assets..................... 61,986,006   60,732,312

PROPERTY AND EQUIPMENT, net..................  4,814,390    4,879,221
DEFERRED TAX ASSET........................... 11,200,948   12,113,949
OTHER ASSET..................................    723,234      425,914
                                             ------------ ------------

TOTAL ASSETS.................................$78,724,578  $78,151,396
                                             ============ ============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
 Trade accounts payable...................... $1,288,908   $1,355,402
 Accrued salaries, wages, and commissions....  2,288,822    3,212,525
 Other liabilities...........................  2,549,845    2,468,669
                                             ------------ ------------
     Total current liabilities...............  6,127,575    7,036,596

OTHER LIABILITIES............................    772,975      526,914

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
 Common stock-authorized, 100,000,000 shares
  of $0.40 par value each; issued and
  outstanding, 17,173,504 and 17,326,487
  shares, respectively.......................  6,869,402    6,930,595
 Additional paid-in capital.................. 76,799,966   75,725,188
 Unearned compensation.......................    (24,000)     (15,000)
 Accumulated other comprehensive loss........   (338,000)    (240,000)
 Retained deficit............................(11,483,340) (11,812,897)
                                             ------------ ------------
       Total shareholders' equity............ 71,824,028   70,587,886
                                             ------------ ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $78,724,578  $78,151,396
                                             ============ ============




                 POSSIS MEDICAL, INC. AND SUBSIDIARIES

                   AngioJet Key Business Indicators

----------------------------------------------------------------------
                              Q3-05    Q4-05   Q1-06   Q2-06   Q3-06
----------------------------------------------------------------------
U.S. AngioJet Revenue
  - $(000)                   $14,690  $15,609 $15,029 $14,582 $14,748
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U.S. Drive Units Sold             44       40      42      28      46
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U.S. Drive Units in the Field  1,461    1,509   1,560   1,600   1,645
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U.S. Catheter Utilization        7.8      8.2     7.5     7.0     6.6
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Gross Margin %                    72%      74%     73%     74%     71%
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         Comparison of Net Income Per Diluted Share Including
                the Effect of Stock-Based Compensation
                Expense Under SFAS 123(R) and SFAS 123

----------------------------------------------------------------------
Net Income Per Diluted Share    Q3-05  Q4-05   Q1-06   Q2-06   Q3-06
----------------------------------------------------------------------
Net income per diluted share -
as reported for prior periods
(1)                             $0.06   $0.07     N/A     N/A     N/A
----------------------------------------------------------------------
Stock-based compensation
expense, net of tax, per share
(2)                            $(0.04) $(0.07) $(0.04) $(0.04) $(0.05)
----------------------------------------------------------------------
Net income (loss) per share
including the effect of stock-
based compensation expense (3)  $0.02   $0.00   $0.01   $0.02  $(0.02)
----------------------------------------------------------------------

Notes:
1. Net income and net income per share prior to fiscal 2006 did not include stock-based compensation expense under SFAS 123.
2. Stock-based compensation expense and stock-based compensation expense per share prior to fiscal 2006 is calculated based on SFAS 123 as previously disclosed in Possis' financial statement footnotes.
3. Net income (loss) and net income (loss) per share prior to fiscal 2006 represents pro forma information based on SFAS 123 as previously disclosed in Possis' financial statement footnotes.




    CONTACT: Possis Medical, Inc., Minneapolis
             Jules L. Fisher, 763-450-8011
             Jules.Fisher@possis.com